Exhibit 99.1

Unless we have indicated otherwise, references in this document to “Inventure,” the “Company,” “we,” “us,” “our” and similar terms refer to Inventure Foods, Inc. and its subsidiaries.

RECENT DEVELOPMENTS

During the third and fourth quarters of fiscal 2014 we anticipate a margin shift in our frozen berry business in comparison to the prior year.  Historically, we have processed our higher margin Rader Farms grown berries in the third quarter.  In the second and third quarters of 2014 we had the opportunity to purchase frozen raspberries at 2013 contracted prices, which are lower than the current market price.  Based on our first in, first out inventory methodology, we will be using the lower margin purchased frozen berries in the third quarter and our higher margin Rader Farms grown berries in the fourth quarter.  As a result, we expect a shift in earnings of approximately $0.06 per diluted share from the third quarter to the fourth quarter of 2014.  We expect to report financial results for the third quarter of 2014 at the end of October or early November.  For fiscal 2015, we expect high single-digit growth in net sales and, given our plan for continued significant investment in our business and our brands, we expect EBITDA margins to be in the high single-digits.

BUSINESS

Overview

We are a leading marketer and manufacturer of healthy/natural and indulgent specialty snack food brands. Our products are marketed under a strong portfolio of brands, including T.G.I. Friday’s®, Rader Farms®, Boulder Canyon®, Poore Brothers®, Willamette Valley Fruit Company™, Fresh Frozen™, Nathan’s Famous®, Jamba®, Seattle’s Best Coffee®, Bob’s Texas Style®, Vidalia® and Tato Skins®.  T.G.I. Friday’s®, Jamba®, Nathan’s Famous® and Vidalia® are licensed brand names.  We complement our branded product retail sales with private label retail sales and co-packing agreements.

We operate in two segments: frozen products and snack products. The frozen products segment produces frozen fruits, vegetables and beverages for sale primarily to groceries, club stores and mass merchandisers. All products sold under our frozen products segment are considered part of the healthy/natural food category. The snack products segment produces potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products and extruded products for sale primarily to snack food distributors and retailers. The products sold under our snack products segment includes products considered part of the indulgent specialty snack food category, as well as products considered part of the healthy/natural food category.

Our Company was formed in 1995 as a holding company to acquire a potato chip manufacturing and distribution business.  Since our initial public offering in December 1996, we have significantly expanded our product offering organically and by completing six strategic acquisitions.

We have experienced strong net revenues and profit growth over the past few years. Fiscal year 2013 was a record volume year with net revenues of $215.6 million, a 16.4% increase over the prior fiscal year, and Adjusted EBITDA of $18.0 million.  During the six months ended June 28, 2014, we generated net revenues of $139.4 million and Adjusted EBITDA of $11.5 million.  For a discussion of Adjusted EBITDA, including a reconciliation to net income, see the section below entitled “Certain Non-GAAP Financial Measures and Reconciliations to Their GAAP Equivalent.”

Segments

We operate in two segments: frozen products and snack products. The frozen products segment produces frozen fruits, vegetables and beverages for sale primarily to groceries, club stores and mass merchandisers. All products sold under our frozen products segment are considered part of the healthy/natural food category. The snack products segment produces potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products and extruded products for sale primarily to snack food distributors and retailers. The products sold under our snack products segment includes products considered part of the indulgent specialty snack food category, as well as products considered part of the healthy/natural food category.

Products

In our healthy/natural food category, products include Rader Farms® frozen berries, Boulder Canyon® Natural Foods brand kettle cooked potato chips, Willamette Valley Fruit CompanyTM frozen fruit and vegetables, Fresh FrozenTM frozen vegetables and fruit, Jamba® branded blend-and-serve smoothie kits under license from Jamba Juice Company, Seattle’s Best Coffee® Frozen Coffee Blends branded blend-and-serve frozen coffee beverage under license from Seattle’s Best Coffee, LLC and private label frozen fruit and healthy/natural snacks.  Our Boulder Canyon® Natural Foods branded products have received increased investment support as we believe Boulder Canyon® is a highly extendable brand that can be leveraged into adjacent product categories.  Net revenues of our Boulder Canyon® products increased 50% in the first half of 2014 compared to the prior year, while 2013 net revenues were up 23.5%.  For the six months ended June 28, 2014, our healthy/natural foods represented 81% of net sales.

In our indulgent specialty snack food category, products include T.G.I. Friday’s® brand snacks under license from T.G.I. Friday’s, Nathan’s Famous® brand snack products under license from Nathan’s Famous Corporation, Vidalia® brand snack products under license from Vidalia Brands, Inc., Poore Brothers® kettle cooked potato chips, Bob’s Texas Style® kettle cooked chips, and Tato Skins® brand potato snacks.  For the six months ended June 28, 2014, our indulgent specialty snack foods represented 19% of net sales.

During 2013 and 2014, we launched a number of new items under our existing brands. In 2013, in our frozen products segment, new products included Jamba® Green Fusion and Seattle’s Best Coffee® Frozen Coffee Blends (Coffee Chiller, Mega Mocha, Creamy Caramel and Very Vanilla). We also added Rader Farms® Organic Blackberries, Organic Mangos and Raspberry to our product line. In our snack products segment, new items included Boulder Canyon® Natural Foods Sweet Potato Fries, Avocado Oil Sea Salt Kettle Chips, Olive Oil Sea Salt & Cracked Pepper Kettle Chips and Organic Sea Salt Kettle Chips, T.G.I. Friday’s® Jalapeno Poppers and Extreme Heat Hot Fries, and Nathan’s Famous® Bacon & Cheddar. We also launched Vidalia® Sweet Potato Fries and Sweet Onion Petal under our license agreement with Vidalia Brands, Inc.  In 2014, in our frozen products segment, new products included Jamba® Orange Dream, Straw Wild Mexico, Blue Fusion, and Red Fusion.  We also added Rader Farms® Plus Mixed Berry, Plus Straw/Blue, Summers Peak Blueberry, Fresh Start Morning Vitality, Fresh Start Daily Power and Fresh Start Sunrise Refresh to our product line. In our snack products segment, new items included Boulder Canyon® Natural Foods Asiago Cheese Protein Chip, Chocolate Protein Chip, Chocolate Arise Cereal, and Yogurt Arise Cereal,  T.G.I. Friday’s® Bacon Ranch, and Nathan’s Famous® Bacon & Cheddar. We also launched Vidalia® Sweet Onion BBQ Kettle, Sweet Onion Kettle, and Zesty Ranch Sweet Onion Petal under our license agreement with Vidalia Brands, Inc.  We expect to continue brand investments to drive continued sales and earnings growth in the long term.

Our History

The Company was formed in 1995 as a holding company to acquire a potato chip manufacturing and distribution business that was founded by Donald and James Poore in 1986. In December 1996, we completed an initial public offering of our common stock. In November 1998, we acquired the business and certain assets, including the Bob’s Texas Style® potato chip brand, of Tejas Snacks, L.P., a Texas-based potato chip manufacturer. In October 1999, we acquired Wabash Foods, LLC (“Wabash”), including the Tato Skins®, O’Boisies® and Pizzarias® trademarks and the Bluffton, Indiana manufacturing operation, and assumed all of Wabash’s liabilities. In June 2000, we acquired Boulder Natural Foods, Inc., including the Boulder Canyon® brand of totally natural potato chips.  In May 2006, we changed our name from Poore Brothers, Inc. to The Inventure Group, Inc. In May 2007, we acquired a farming operation and berry processing facility in Lynden, Washington from Rader Farms. In May 2010, we changed our name from The Inventure Group, Inc. to Inventure Foods, Inc. In May 2013, we acquired the berry processing business of Willamette Valley Fruit Company, including the Willamette Valley Fruit CompanyTM frozen fruit and vegetable products. In November 2013, we acquired Fresh Frozen Foods, including the Fresh FrozenTM frozen vegetable and fruit products.

We believe our acquisition of Willamette Valley Fruit Company (i) provides us with (a) additional freezing and packaging capabilities, (b) an expanded geographic footprint, and (c) direct access to Oregon berry farmers; (ii) helped us meet growing consumer demand for frozen fruit; (iii) is accretive to earnings; and (iv) with the addition of two new IQF tunnels, will allow us to (a) freeze more fruit leading to increased margin opportunities and (b) be more opportunistic acquirers of inputs like frozen fruits.

Fresh Frozen Foods is a full-service processor and supplier of approximately 60 varieties of frozen vegetables and fruits, with year-round freezing operations in the Southeast and increases our ability to freeze blueberries and other fruits.  We expect Fresh Frozen Foods to be accretive to earnings in 2014 as we believe we have begun to capitalize on synergy opportunities in sales, operations and logistics.

Our Industry

We operate primarily in the U.S. food products industry, which includes the healthy/natural and indulgent specialty snack food categories.   We believe there is a trend in the U.S. towards healthy eating, as reflected by the following:

•                  U.S. sales of natural and organic foods and beverages are projected to exceed $78 billion by 2015;

•                  for the 52 weeks ended August 10, 2014, the Frozen vegetables category was approximately $4.4 billion;

•                  for the 52 weeks ended August 10, 2014, the natural snack, frozen fruit and frozen vegetable categories grew by 12%, 14.7% and 2.5%, respectively;

•                  for the twelve weeks ended August 10, 2014, the Information Resources, Inc. (“IRI”) Frozen Vegetable Category increased by 2.0%, and, during this period, the market share of our Fresh FrozenTM frozen vegetable products of the IRI Frozen Vegetable Category increased by 22.3%;

•                  for the twelve weeks ended August 10, 2014, the IRI Potato Chip Category increased 1.5% while the market share of our Boulder Canyon® Natural Foods branded potato chips’ of the IRI Potato Chip Category increased by 18.1%;

•                  for the twelve weeks ended August 10, 2014, the SPINS Potato Chip Category, a gauge of the natural potato chip market in the U.S., increased 16.3% while the market share of our Boulder Canyon® Natural Foods branded potato chips’ of the SPINS Potato Chip Category increased by 70.0%;

•                  for the year ended December 28, 2013, sales of our healthy/natural private label products increased 5.2%; and

•                  for the six months ended June 28, 2014, sales of our healthy/natural private label products increased 27.8%.

For the twelve weeks ended August 10, 2014, our Jamba® and Seattle’s Best Coffee® branded products’ combined market share of the frozen beverage category was 54%, according to IRI Data for Total US Food.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Consistent organic growth in revenue, earnings and stock price. We have been able to demonstrate consistent net revenues, earnings, and stock price growth driven by our unique healthy/natural and indulgent specialty food brands, operational excellence, and strong leadership team.  Between fiscal years 2009 and 2013, we have grown each of net revenues and earnings per share at a compounded annual growth rate of 16%.  For the six month period ended June 28, 2014 compared to the prior year period, we have increased net revenues and earnings per share by 36% and 54%, respectively.  In addition, for the five year period ended August 22, 2014, our stock price has increased by 323%.

Innovative marketer of healthy/natural and indulgent specialty food brands with state-of-the-art facilities.  We focus on product innovation and constantly strive to identify and develop new products that work with our existing brand portfolio.  We are continually creating and evaluating new flavors, products and packaging. In the last three years, we have introduced over 145 new products.  We believe that expanding our product portfolio will enable us to take advantage of consumers’ desire for frozen fruits, frozen vegetables and snack food products.

We believe that our advanced manufacturing capabilities allow us to offer high quality and innovative products. We are an early adopter of new technologies and techniques, and intend to develop new technology to fuel growth in our licensed brands. This allows us to improve the quality of our existing products, introduce new products, enhance margins and meet diverse customer needs.

Strong portfolio of national brands making us the food licensee of choice for new market entries. Our portfolio of brands has been recognized by consumers since 1996 and is associated with high-quality, healthy and indulgent products. We believe that our focus on selling branded products allows us to generate greater consumer loyalty for our products, and in turn enables us to obtain higher prices. Further, we believe our platform is attractive for national brands that are seeking a licensee in order to expand, complement and diversify existing offerings.

Diversified product portfolio and distribution channels of branded and private label fruit and snacks. Our broad portfolio of healthy/natural and indulgent specialty products include the following brands: Boulder Canyon®, Fresh FrozenTM, Rader Farms, Poore Brothers®, Willamette Valley Fruit CompanyTM, T.G.I. Friday’s®, Vidalia® brands, Nathan’s Famous®, Seattle’s Best Coffee®, and Jamba®.  These brands are complimented by our premium private label products sold to blue chip retailers across the United States which offer additional sell-through opportunities for our branded products.  Our products are sold in a variety of channels, including grocery, natural, mass merchandisers, drug, club, value, vending, food service, and convenience stores and are distributed through Company-owned and satellite warehouses, direct store delivery, distribution centers and other facilities.

Successful track record of acquiring and integrating businesses. We have recently completed several strategic acquisitions, including Radar Farms, a grower and harvester of berries, in May 2007; Willamette Valley Fruit Company, a berry processing provider, in May 2013; and Fresh Frozen Foods, a packager and marketer of frozen vegetables, in November 2013.  We have a well-defined strategy for identifying, evaluating and integrating acquisitions that we believe differentiates us from many of our competitors. We believe that our proven acquisition capabilities will allow us to participate successfully in the ongoing consolidation trend among healthy/natural and indulgent specialty food product manufacturers.

Seasoned management team with backgrounds at global consumer packaged goods companies. The top four members of our management team and four recent additions to our Board of Directors have on average over twenty-five years of experience in the global consumer packaged goods industry. The senior management team has a demonstrated track record of delivering strong net revenues, profitability, and stock price growth.  They are recognized leaders in their respective areas of expertise, as well as highly trained and educated professionals. Their collective experience with leading consumer packaged goods organizations has enabled us to deliver strong performance.

Strategy

We intend to grow our business profitably through the following strategic initiatives:

Develop, Acquire or License Innovative Healthy/Natural and Indulgent Specialty Snack Food Brands. A significant element of our business strategy is to develop, acquire or license new innovative healthy/natural and indulgent specialty snack food brands that provide a strategic fit with our existing business and that have strong national brand recognition in order to expand, complement and diversify our existing business.

Broaden Distribution of Existing Brands. We plan to increase distribution and the market share of our existing branded products through selected trade activity in various existing or new markets and channels. Marketing efforts may include, among other things, trade advertising and promotional programs with distributors and retailers, in-store advertisements, in-store displays and limited consumer advertising, public relations and coupon programs.  We believe growth opportunities exist to increase the distribution of our Boulder Canyon®, Fresh FrozenTM and Radar Farms products in grocery stores, which have all-commodity volumes, or ACVs, in such stores of less than 30% for

Boulder Canyon®, less than 20% for Fresh FrozenTM and less than 20% for Radar Farms, our Boulder Canyon® and Fresh FrozenTM products in mass merchandise stores, our Boulder Canyon® and Radar Farms products in club stores, and our Boulder Canyon® products in natural, drug and convenience stores.  Our Boulder Canyon® products have an ACV of approximately 77% in natural food stores.

Broaden Distribution of Private Label. We plan to increase distribution of our private label products to existing and new customers. This will help leverage our infrastructure and capacity and is expected to improve profit margins as there are no related advertising and promotional costs. Our manufacturing and distribution of private label products enhances our ability to partner with key retailers.

Develop New Products for Existing Brands. We plan to continue our innovation activities to identify and develop (i) new line extensions for our brands, such as new flavors or products, and (ii) new food segments in which to expand the presence of our brands.

Leverage Infrastructure and Capacity. Our Bluffton, Indiana, Goodyear, Arizona, Lynden, Washington, Salem, Oregon, Jefferson, Georgia, and Thomasville, Georgia facilities operated at approximately 60%, 90%, 70%, 33%, 75% and 65% of their respective manufacturing capacities as of August 2014. We intend to continue to expand our branded product lines, as well as secure new manufacturing opportunities in private label and co-packing arrangements. In addition, we plan to continue capital investment in our plants and improve operating efficiencies.

Pursue Selective Licenses and Acquisitions. We continue to evaluate acquisition opportunities where we can use our competencies in operations, sales, marketing and distribution in order to drive revenue and profit growth.

Improve Profit Margins. We plan to increase our profit margins through increased long-term revenue growth, improved operating efficiencies, higher margin new products and high-growth product categories.  For example, we believe the following margin improvement initiatives are important elements of our strategy:  rationalization of unprofitable customer accounts, improved product mix and channel flow, expanded sales growth, improved operating efficiencies and leverage and higher margin new product introductions. We believe that improved profit margins are possible with the achievement of the business strategies discussed above.

Manufacturing

Our Company-owned manufacturing facility in Bluffton, Indiana produces snack products utilizing a sheeting and frying process with three fryer lines that can produce up to approximately 9,000 pounds per hour and two extruded lines capable of producing up to 4,000 pounds per hour. Previously introduced production capabilities at our Bluffton, Indiana facility allow us to use existing equipment to make additional snacks, including pellet snacks, which are entirely different in appearance and taste from our other product lines. We believe this technology will help expand our product lines and facilitate growth. In 2013, we installed additional packaging capacity to meet increasing demand on branded, licensed and contract manufacturing opportunities. In 2014, we installed additional extrusion capacity to service this growing business segment We also produce snack products for customers under private label and co-packing agreements. Our Indiana facility is operating at approximately 40% of sheeted processing capacity and 60% of extruded capacity as of August 2014.

Our Company-owned manufacturing facility in Goodyear, Arizona has the capacity to produce up to approximately 4,600 pounds of potato chips per hour, including 2,500 pounds of batch-fried potato chips per hour and 2,100 pounds of continuous-fried potato chips per hour. Poore Brothers®, Bob’s Texas Style®, Boulder Canyon® Natural Foods, co-packing and private label branded potato chips are produced in a variety of flavors utilizing a batch-frying process. While conventional continuous line cooking methods may produce higher production volume, we believe that our batch-frying process is superior and produces premium potato chip products with enhanced crispness and distinctive flavor. Our Arizona facility is operating at approximately 90% of packaging capacity as of August 2014.

Our Company-owned Rader Farms farming facility in Lynden, Washington has the capacity to grow up to eight million pounds of raspberries and blueberries per year. Rader Farms grows, processes and markets premium berry blends, raspberries, blueberries, and rhubarb and purchases marionberries, cherries, cranberries, strawberries and other fruits from a select network of fruit growers for resale. The fruit is processed and packaged for sale and distribution nationally to wholesale customers under the Rader Farms® brand, as well as through store brands. We also use third-party processors for certain products. Our individually quick frozen, or IQF, processing facilities located at the same location have the capacity to apply the IQF process to 55 million pounds of berries annually. In 2013, we invested in new processing equipment to more effectively and efficiently cool the fruit after being harvested, thereby increasing quality. Additionally, we added a packaging line to increase capacity. In 2014, additional IQF processing equipment was added for further capacity. Our Washington processing facility is operating at approximately 70% of packaging capacity as of August 2014.

In May 2013, we acquired the berry processing business of Willamette Valley Fruit Company. Willamette Valley Fruit Company has two plants in Salem, Oregon. Both plants occupy leased facilities and process and package marionberries, other blackberries, blueberries, strawberries, cranberries, rhubarb, other fruits and vegetables for industrial customers, as well as contract manufacturing and private label brands. The processing facility has four IQF lines capable of freezing 35,000 pounds per hour of fruit during peak production. As this plant is seasonal with the fruit harvests, it operates at approximately 100% of capacity in the peak production months of June through September and at approximately 20% of capacity the remainder of the year. The packaging plant has the ability to package up to approximately 19 million pounds annually and is operating at 33% of capacity as of August 2014.

In November 2013, we acquired Fresh Frozen Foods. Fresh Frozen Foods has two plants located in Jefferson, Georgia and Thomasville, Georgia which process and package IQF vegetables, breads and other items sold under the Fresh FrozenTM brand. The plant in Jefferson operates as a packaging facility capable of packaging approximately 80 million pounds of products annually. This plant is operated at approximately 75% of capacity as of August 2014. The Thomasville facility is a processing facility which has one IQF line capable of producing approximately 50 million pounds of IQF carrots, peas, potatoes, onions and other vegetables and fruits annually. This plant is operated at approximately 65% of capacity as of August 2014.

Marketing and Distribution

We conduct our marketing efforts through three principal sets of activities: (i) consumer marketing in print, outdoor, digital and social media; (ii) consumer incentives such as coupons; and (iii) trade promotions to support price features, displays and other merchandising of our products by our customers.

Our products are sold through a number of channels, including: grocery, natural, mass merchandisers, drug, club, value, vending, food service, convenience store, industrial and international. Our products are distributed through Company-owned and satellite warehouses, direct store delivery, distribution centers and other facilities.

Suppliers

The principal raw materials we utilize are potatoes, potato flakes, potato starch, corn, oils, seasonings, berries and vegetables. We believe that the raw materials we need to produce our products are readily available from numerous suppliers on commercially reasonable terms. Potatoes, potato flakes and corn are widely available year-round, although they are subject to seasonal price fluctuations. We use a variety of oils and seasonings in the production of our snack products and believe that alternative sources for such oils and seasonings, as well as alternative oils and seasonings, are readily abundant and available. We may lock in prices for raw materials, such as oils, as we deem appropriate. We freeze an average of 40% of our total annual berry requirements and 35% of our total annual vegetable requirements in our own processing facilities, and augment that production by purchasing additional frozen berries and vegetables to meet customer demand. We purchase both fresh berries and vegetables from local farmers and already frozen berries and vegetables for our repackaging business, and we purchase yogurt in cube form from a third-party company for use in our at home smoothie kits. We use packaging materials in our snack and frozen business.

We choose our suppliers based primarily on price, quality, availability and service. Although we believe that our required products and ingredients are readily available, and that our business success is not dependent on any single supplier, the failure of certain suppliers to meet our performance specifications, quality standards or delivery schedules could have a material adverse effect on our business and results of operations. In particular, a sudden scarcity, a substantial price increase, or an unavailability of product ingredients could materially adversely affect our operations. In such circumstances, alternative ingredients may not be available when needed or, if available, on terms acceptable to the Company.

Customers

Costco accounted for 35%, 35% and 30% of the Company’s 2013, 2012 and 2011 net revenues, respectively. With the addition of our Willamette Valley Fruit Company and Fresh Frozen Foods businesses, Costco accounted for 27% of consolidated 2013 pro forma net revenues (see Note 2 to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K/A for the year ended December 28, 2013). The remainder of our revenues were derived from sales to customers, grocery chains, club stores, regional distributors and other manufacturers, none of which individually accounted for more than 10% of our net revenues in 2013.  A decision by any of our major customers to cease or substantially reduce their purchases could have a material adverse effect on our business.

The majority of our revenues are attributable to external customers in the United States. We do sell to Canadian and international customers as well, however, the revenues attributable to these customers are immaterial. All of our assets are located in the United States.

Competition

Our snack products generally compete against other snack foods, including potato chips, tortilla chips, popcorn, cheese snacks and other specialty snack brands. The snack food industry is large and highly competitive and is dominated by large food companies, including Frito-Lay, Inc., a subsidiary of PepsiCo, Inc., The Kellogg Company, ConAgra Foods, Inc., Diamond Foods, Inc., General Mills, Inc. and Snyder’s-Lance, Inc. These companies possess substantially greater financial, production, marketing, distribution and other resources than us, and their brands are more widely recognized than our products. Numerous other companies that are actual or potential competitors offer products similar to ours, and some of these have greater financial and other resources (including more employees and more extensive facilities) than us. In addition, many competitors offer a wider range of products than we offer. Local or regional markets often have significant smaller competitors, many of whom offer products similar to ours. Expansion of our operations into new markets has and will continue to encounter significant competition from national, regional and local competitors that may be greater than that encountered by us in our existing markets. In addition, such competitors may challenge our position in our existing markets. While we believe that we have innovative products and methods of operation that will enable us to compete successfully, no assurance can be given that we will be able to do so when faced with such competition.

Our frozen berry products generally compete against other packaged berries on the basis of quality and price. Key competitors include Townsend Farms, Inc., Sunopta Inc., Cascadia Farm of Small Planet Foods, Inc., Wyman’s of Maine and Dole Food Company, Inc. Obtaining freezer space at supermarkets and club stores is critical to successfully compete with other berry products, as supermarkets and club stores will frequently only carry one brand of frozen berry products, contrasted to snack products where multiple brands are typically carried.

Our frozen vegetable products generally compete against other packaged vegetables on the basis of quality and price. Key competitors include the Birds Eye Frozen division of Pinnacle Foods, Inc., General Mills, Inc., The Pictsweet Company and Hanover Foods Corp. Obtaining freezer space at supermarkets and club stores is critical to successfully compete with other vegetable products, as supermarkets and club stores will frequently only carry a few brands of frozen vegetable products.

Our smoothie kits generally compete against other packaged smoothie kits on the basis of quality and price. Key competitors include Yoplait® of General Mills, Inc., Dole Food company, Inc. smoothies and a number of smaller brands. Obtaining freezer space at grocery, mass merchandiser and club stores is critical to successfully compete with other smoothie products, as grocery, mass merchandisers and club stores will frequently only carry two to three brands of frozen smoothie products, contrasted to snack products where multiple brands are typically carried.

The principal competitive factors affecting the markets of our products include product quality and taste, brand awareness among consumers, access to shelf or freezer space, price, advertising and promotion, varieties offered, nutritional content, product packaging and package design. We compete in our markets principally on the basis of product quality and taste. Frozen products are produced at our Lynden, Washington; Salem, Oregon and Thomasville, Georgia facilities utilizing IQF technology, which we do not have exclusive rights for. Products produced at our Bluffton, Indiana facility involve the use of unique technology including sheeted dough and pellet snacks. We do not have exclusive rights for this technology. The taste and quality of the products we produce at our Goodyear, Arizona facility are largely attributable to two elements of our manufacturing process: batch-frying and distinctive seasonings to produce a variety of flavors. We do not have exclusive rights to the use of either element. Consequently, competitors may incorporate such elements into their own processes.

Government Regulation

The manufacture, labeling and distribution of our products are subject to the rules and regulations of a variety of federal, state and other governmental agencies. There can be no assurance that new laws or regulations will not be passed that could require us to alter the taste or composition of our products or impose other obligations on us. New or increased government regulation of the food industry, including, but not limited to, laws or regulations related to food safety, chemical composition, production processes, traceability, product quality, packaging, labeling and product recalls, could adversely impact our results of operations by increasing production costs, or restricting our methods of operation and distribution. Such changes could also affect sales of our products and have a material adverse effect on us. These regulations may address food industry or society factors, such as obesity, nutritional and environmental concerns and diet trends. In addition to laws relating to food products, our operations are governed by laws relating to environmental matters, workplace safety and worker health. We believe that we presently comply in all material respects with such laws and regulations.

Employees

As of September 3, 2014, we had 1,298 total employees. There are 1,171 employees in manufacturing and distribution, composed of 696 full-time, 602 part-time, and 121 temporary positions.  The number of part-time employees as of September 3, 2014 increased from 56 part-time employees as of December 28, 2013 due to temporary workers hired during the harvest season. There are 51 employees in sales and marketing, and 76 in administration and finance. Our employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Patents, Trademarks and Licenses

We own the following trademarks in the United States: Boulder Canyon®, Canyon Cut®, Rader Farms®, Poore Brothers®, Intensely Different®, Texas Style®, Tato Skins®, O’Boisies®, Pizzarias®, Braids®, Willamette Valley Fruit Company™ and Fresh Frozen™. We consider our trademarks to be of significant importance in our business. We are not aware of any circumstances that would have a material adverse effect on our ability to use our trademarks.

From time to time, we enter into licenses with owners of distinctive brands to produce branded snack food products. These licenses may require us to make royalty payments on sales and to achieve certain minimum sales levels by certain dates during the contract term. Any termination of any of our license agreements, whether at the expiration of their term or prior thereto, could have a material adverse effect on our financial condition and results of operations.

In 2000, we launched our T.G.I. Friday’s® brand snack products under a license agreement with T.G.I. Friday’s, which expires in December 2019. In July 2009, we entered into a license agreement with Jamba Juice, which expires in 2035, and, in 2010, launched a line of Jamba® branded blend-and-serve smoothie kits. In January 2011, we entered into a license agreement with Nathan’s Famous Corporation, which expires in 2031, and launched a line of Crunchy Crinkle Fries. In June 2012, we entered into a license agreement with Vidalia Brands, Inc. to launch a line of onion flavored snacks, which expires in 2019. In November 2012, we entered into a license agreement with Seattle’s Best Coffee LLC, and created a line of blend-and-serve frozen coffee drink kits with an initial term expiring in November 2017, which automatically extends for a five-year period upon meeting certain minimum sales targets.

We produce T.G.I. Friday’s® brand snack products, Tato Skins® brand potato crisps and Boulder Canyon® Natural Foods Rice and Bean, Hummus Chips, Garden Select Vegetable Crisps and Ancient Grains utilizing a sheeting and frying process that includes technology that we license from a third party. Pursuant to such license agreement, we have a royalty-bearing license to use the technology in the United States, Canada and Mexico until such time as the parties mutually agree to terminate the license agreement. Even though the patents for this technology expired in December 2006, in consideration for the use of this technology, we are required to make royalty payments on sales of products manufactured utilizing the technology until such termination date. However, should products substantially similar to Tato Skins®, O’Boisies® and Pizzarias® become available for any reason in the marketplace by any manufacturer other than us which results in a sales decline of 10% or more, any royalty obligation for the respective products shall cease.

Seasonality

The food products industry is seasonal. Consumers tend to purchase our snack products at higher levels during the major summer holidays and also at times surrounding major sporting events throughout the year. Additionally, smoothie sales tend to peak during the warmer summer months. Our industrial berry business at Willamette Valley Fruit Company is generally slower during the first quarter of the year. Additionally, we may face seasonal price increases for raw materials.

Research and Development

We incur research and development costs to support growth through the introduction of new products and the improvement in quality of existing products. We recorded $0.3 million, $0.2 million and $0.3 million in fiscal years 2013, 2012 and 2011, respectively, for research and development costs.

Legal Proceedings

We are periodically a party to various lawsuits arising in the ordinary course of business.  Management believes that the resolution of any such lawsuits, individually and in the aggregate, will not have a material adverse effect on our financial position or results of operations.

Under our license agreement with Jamba Juice, we are obligated and have agreed to indemnify and defend Jamba Juice in the two matters identified below, and Jamba Juice has tendered defense of these matters to us.

In March 2012, we learned that Jamba Juice was named as a defendant in a putative class action filed in the Federal Court for the North District of California and captioned Anderson v. Jamba Juice Company (the “ Anderson Matter”).  The plaintiff purported to represent a class of individuals who purchased make-at-home smoothie kits from Jamba Juice, and alleged that such smoothie kits contain unnaturally processed, synthetic and/or non-natural ingredients and that use of the words “All Natural” on the labels of these smoothie kits was unfair and fraudulent and violated various false advertising and unfair competition laws.  The Anderson Matter is one of a number of “all natural” lawsuits recently brought against various food manufacturers and distributors in California.  In an amended complaint, the plaintiff also alleged violations of the federal Magnuson-Moss Warranty Act, but the court dismissed those claims in August 2012.  In a second amended complaint filed in September 2012, we were added as a defendant.  Pursuant to the parties’ stipulation, on September 3, 2013 the court dismissed the Anderson Matter.

On June 28, 2013, a class action complaint against Jamba Juice and the Company, captioned Lilly v. Jamba Juice Company et al (the “ Lilly Matter”), was filed in the Federal Court for the Northern District of California and makes nearly identical allegations as those made in the Anderson Matter, except that the complaint also alleges that the smoothie kits contain two additional allegedly non-natural ingredients.  The plaintiffs in this new action are represented by the same counsel that represented the plaintiff in the Anderson Matter.  While we currently believe the “all natural” statement on the smoothie kits are not misleading and in full compliance with FDA guidelines, we are investigating the claims asserted in the Lilly Matter, and intend to vigorously defend against them.  On September 17, 2013, we filed a motion to dismiss, seeking to dismiss plaintiffs’ claims as to gelatin and the Orange Dream Machine smoothie kit.  Our motion was denied in November 2013.  On February 3, 2014, the plaintiffs filed a motion to certify a class of all persons in California who bought certain Jamba Juice smoothie kits.  The parties held a mediation on March 31, 2014.  Although the parties did not reach an agreement, settlement discussions continue.  Counsel for the Company and Jamba Juice deposed both plaintiffs on May 6, 2014.  The Company and Jamba Juice filed their response to the plaintiffs’ motion on June 30, 2014, and oral argument was held on August 21, 2014.  The court will hold a case management conference after it has issued a class certification order.

On February 13, 2014, the Company was sued in two putative class actions filed by Vanessa Montantes alleging that it recorded telephone calls made to its consumer affairs telephone number without obtaining consent to recording as allegedly required by California law.  One of the actions was filed in California State Court and captioned Vanessa Montantes v. Inventure Foods, Inc. doing business as Boulder Canyon Natural Foods, Superior Court for the State of California for the County of Los Angeles Case No. BC536218.  This state court action was dismissed by the plaintiff within a few days of its original filing date.  The other action was filed in Federal Court and captioned Vanessa Montantes v. Inventure Foods d/b/a Boulder Canyon Natural Foods, United States District Court for the Central District of California Case No. CV14-1128 MWF (RZx).  The Company filed a motion to dismiss the complaint on April 21, 2014, which was denied on June 9, 2014.  The Company also demanded indemnity from EMS, Inc., the independent contractor that answered the consumer affairs calls, but EMS, Inc. has not agreed to indemnify the Company.  On July 15, 2014, plaintiff filed a First Amended Complaint adding EMS, Inc. as a defendant.  On August 1, 2014, the Company filed an answer to the First Amended Complaint.

CERTAIN NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO THEIR GAAP EQUIVALENT

The Company is providing the below financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of our financial performance under GAAP and should not be considered in isolation or as alternatives to net earnings or other performance measures derived in accordance with GAAP.

The following table reflects the reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the years ended December 26, 2009, December 25, 2010, December 31, 2011, December 29, 2012 and December 28, 2013.

	Fiscal Year Ended
	December 26, 2009	December 25, 2010	December 31, 2011	December 29, 2012	December 28, 2013
	(in thousands)
Net income	$3,782	$4,469	$2,817	$7,449	$6,618
Interest expense, net	879	877	885	764	872
Income tax provision	2,416	2,008	1,508	4,232	3,360
Depreciation	3,414	3,862	4,601	4,678	5,445
Amortization of intangible assets	$62	$62	$68	$23	$288
Trademark impairment	—	640	—	—	—
EBITDA	10,553	11,918	9,879	17,146	16,583
Gain on sale of DSD business	—	—	—	(1,101)	—
Acquisition-related transaction costs	—	—	—	—	1,427
Adjusted EBITDA	$10,553	$11,918	$9,879	$16,045	$18,010

The following table reflects the reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the six months ended June 29, 2013 and June 28, 2014.

	Six Months Ended
	June 29, 2013	June 28, 2014
	(unaudited)
Net income	$2,463	$4,069
Interest expense, net	391	1,254
Income tax provision	1,261	2,274
Depreciation	2,544	3,321
Amortization of intangible assets	5	602
EBITDA	$6,664	$11,520
Gain on sale of DSD business	—	—
Acquisition-related transaction costs	—	—
Adjusted EBITDA	$6,664	$11,520

Adjusted EBITDA represents EBITDA as adjusted to exclude the gain on the sale of our direct-store-delivery business in the fourth quarter of 2012 and adjusted for acquisition-related transaction costs, which include outside fees and expenses, and to ignore the effect of what we consider transactions or events not related to our core business to arrive at Adjusted EBITDA.  We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. We include EBITDA and Adjusted EBITDA to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Neither EBITDA nor Adjusted EBITDA is a measurement of our financial performance under GAAP and should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. Further, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements that relate to future events or our future financial performance which involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of our Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We use the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “future,” “plan,” “estimate,” “potential” and other similar expressions to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward looking statements, including the factors described under “Risk Factors”  in Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 28, 2013, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, and include, among other things:

•                  our acquisition strategy may not be successful or we may not be successful in integrating acquisitions;

•                  changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation;

•                  our operations and financial condition may be negatively impacted by general economic conditions or economic downturns;

•                  we may not be successful in implementing our business strategy or expanding our business and, even if successful, may incur substantial costs;

•                  we may require additional financing that may not be available on terms attractive to us and, even if financing is available, it may have dilutive and other adverse effects on our stockholders;

•                  we are required to maintain certain ongoing financial covenants under our credit facility, and, if we fail to meet those covenants or otherwise default, our lender may accelerate the payment of such indebtedness;

•                  we may incur losses and costs as a result of product recalls or liability claims;

•                  concerns with the safety and quality of our food products and ingredients could negatively impact our brand image and profitability;

•                  a significant portion of our revenues is derived from one product and one customer, the loss of which could have a material adverse effect on our business, financial condition and results of operation;

•                  we depend on third party licenses to sell our T.G.I. Friday’s® branded products, Jamba® branded products, Seattle’s Best Coffee® branded products, Nathan’s Famous® branded products, and Vidalia® branded products;

•                  our business may be adversely affected by an oversupply of snack and frozen products at the wholesale and retail levels or seasonal fluctuations;

•                  we may incur substantial costs to market our products and may not be able to successfully respond to shifting customer preferences;

•                  the loss of certain key employees and the inability to successfully compete in our highly competitive industry could adversely affect our business;

•                  the unavailability of purchased berries and vegetables at reasonable prices could adversely affect our operations;

•                  we are subject to risks that affect the agricultural industry generally, including changes in weather conditions and natural disasters;

•                  a disruption in the performance of our suppliers could have an adverse effect on our operations;

•                  we do not own the patents for the technology we use to manufacture certain T.G.I. Friday’s®, Boulder Canyon® and Tato Skins® brand products, as well as certain private label branded products;

•                  we may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business;

•                  substantial sales of our common stock could depress the market price of our common stock;

•                  our stock price has been, and may continue to be, volatile and decline regardless of our financial performance;

•                  provisions in our organizational documents and Delaware law could impair a takeover attempt; and

•                  if securities analysts do not publish research or reports about us, change their recommendations, or if we do not meet expectations, our stock price and trading volume could decline.

These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties, including those set forth above. Although we believe that the expectations reflected in these forward-looking statements are reasonable, our actual results could differ materially from those expressed in these forward-looking statements, and any events anticipated in the forward-looking statements may not actually occur. Other unknown or unpredictable factors could also harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this document. Except as required by law, we undertake no duty to update any forward-looking statements after the date of this document to conform those statements to actual results or to reflect the occurrence of unanticipated events. We qualify all forward-looking statements contained in this document by the foregoing cautionary statements.